Exhibit 99.1

Monday, April 22, 2024
FOR IMMEDIATE RELEASE

WaFd Reports Second Quarter Fiscal 2024 Results Following Completion of Merger of Luther Burbank Corporation

SEATTLE, WASHINGTON – WaFd, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank ("WaFd Bank" or the "Bank"), today announced quarterly earnings after successfully completing the merger of California-based Luther Burbank Corporation ("LBC").
Earnings for the quarter ended March 31, 2024 were $15,888,000, a decrease of 73% from net earnings of $58,453,000 for the quarter ended December 31, 2023 and a decrease of 76% from net earnings of $65,934,000 for the quarter ended March 31, 2023. After the effect of dividends on preferred stock, net income available for common shareholders was $0.17 per diluted share for the quarter ended March 31, 2024, compared to $0.85 per diluted share for the quarter ended December 31, 2023, a $0.68 or 80% decrease, and $0.95 per diluted share for the quarter ended March 31, 2023, a $0.78 or 82% decrease in fully diluted earnings per common share. For the quarter ended March 31, 2024, return on common shareholders' equity was 2.09% and return on assets was 0.26%. These results reflect merger-related costs and certain non-operating expenses of $51.1 million for the quarter. Adjusted for these expenses, return on common shareholders' equity for the quarter ended March 31, 2024 was 8.7% compared to 10.21% for the quarter ended December 31, 2023 and 12.01% for the quarter ended March 31, 2023. Adjusted, return on assets for the quarter ended March 31, 2024 was 0.9% compared to 1.0% for the previous quarter and 1.2% for the same quarter in the prior year. For a reconciliation, see the Non-GAAP Financial Measures section below.
President and CEO Brent Beardall commented, "In the future, when we look back at the acquisition of Luther Burbank, we will see the addition of this $8 billion asset franchise in California as a transformational event for WaFd Bank. As expected, there is a lot of noise in the quarter so we have provided disclosures showing what earnings would have been without the merger costs and certain non-operating income and expenses. Absent these items, net income would have been $54.8 million, a 6% decrease from the December quarter. While the continuation of the challenging interest rate environment has made strategic execution more difficult, we remain excited by the potential of this purchase.
I am especially proud of how quickly we were able to complete this acquisition once regulatory approval was granted. We closed on the acquisition of LBC on February 29, 2024. The next day, Friday March 1st, we started the systems conversions and branch re-branding and completed the work just two days later, opening our doors March 4th as WaFd branches operating on WaFd's core systems. To my knowledge this was one of, if not the fastest close-to-conversion in modern history for U.S. banking for transactions over $1 billion. Speed only matters if you are able to execute with quality and our teams, especially our front-line bankers in the California branches and the support teams in operations and technology, were remarkably successful executing the conversion plan. The best indicator of this success is the behavior of the impacted clients. From conversion until quarter end, deposit accounts are down only 1.1%.
A lot has changed since we announced the acquisition of LBC in November 2022. Importantly, we have identified a portion of the LBC multifamily loan portfolio (up to $3.2 billion) that would be attractive to potential buyers and have initiated a program to sell these loans. We have engaged a third party to facilitate this process. There has been a lot of interest in these loans, we are working through the bidding process and expect to execute on the sale in the next few months. We are mindful of the benefits of selling these loans, the resulting liquidity and the options going forward, whether to pay down debt, originate new loans or a combination of both. Ultimately, the amount of loans sold is dependent on price and certainty for execution.
An acquisition of the size of LBC is meaningful for WaFd; their assets were 34% of standalone WaFd assets. Why did we do it? Why take the risk? We believe this acquisition will accrue to the benefit of our clients, our communities, our shareholders and our employees. Now that it is substantially complete, we believe common shareholders will experience earnings per share accretion of 8% in fiscal 2025 and 16% in fiscal 2026. These estimates factor in the redeployment of the funds received in the potential loan sale into higher yielding assets.

Projections that lead to those returns are contained in the Non-GAAP Financial Measures section below.
We are grateful to be one of the strongest regional banks in the now nine western states in which we operate. Our value proposition is straightforward, we provide relationship banking to our clients through a platform that is large enough to be meaningful but small enough to be nimble and responsive to our clients. We are more optimistic today about our future prospects than any time in my 24 years at WaFd.
There have been significant changes in interest rates and market values of assets since the merger announcement and the table below calls out what we were expecting in November of 2022 compared to what we are expecting today."

	At Announcement Nov 2022	Estimate as of March 31, 2024
EPS Accretion	7.9% accretion subsequent full fiscal year	8% accretion for FY 2025, subsequent full fiscal year
Cost savings	25% of LBC's 2023 non-interest expense. Phased in 50% in the first year.	45% or $31 million immediate savings
Merger costs - pre tax	$37 million	Under $30 million
Discount on LBC loans	$202 million	$472 million
Merger consideration value	$654 million	$466 million
Goodwill	$108 million	$106 million

	December 31, 2023	March 31, 2024
Tangible Common Equity Per Share*	$28.05	$26.64
*Metric is a non-GAAP Financial Measure. See page 13 for additional information on our use of Non-GAAP Financial Measures.

As a result of the merger on February 29, 2024, the Company's balances as of March 31, 2024 reflect the newly combined entity and the activity for the quarter then ended include one month of LBC-related activity. Given this, the Company's financial results are not directly comparable to prior reported periods. Total assets were $30.1 billion as of March 31, 2024, compared to $22.5 billion at September 30, 2023, primarily due to the addition of $7.7 billion of LBC assets at fair value on February 29, 2024.
Net loans held for investment increased by $3.3 billion, or 19.0%, from September 30, 2023 to March 31, 2024 reflecting the addition of LBC loans with a fair value of $3.2 billion. The fair value of total loans obtained in the merger was $6.2 billion. The Company has identified approximately $3.2 billion of the acquired multifamily loans to sell and has classified these as Loans Held for Sale at fair value.
Cash and cash equivalents as of March 31, 2024 increased by $525.1 million, or 53.5%, since September 30, 2023. Investment securities increased by $477.3 million during the quarter due to the addition of $529.2 million in securities obtained in the merger.
Customer deposits totaled $21.3 billion as of March 31, 2024, an increase of 32.8% since September 30, 2023 due to $5.6 billion in deposits obtained in the merger. Transaction accounts increased by $1.6 billion or 14.6% during that period, while time deposits increased $3.7 billion or 69.7% as 66% of the LBC deposit portfolio was time deposits. As a result of this mix, the percentage of the Company’s transaction accounts at March 31, 2024 decreased to 57.8% compared to 67.0% at September 30, 2023. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 82.1% of deposits at March 31, 2024. Deposits that are uninsured or not collateralized were 25.5% as of March 31, 2024, a slight decrease from 25.7% as of September 30, 2023.
Borrowings totaled $5.3 billion as of March 31, 2024, up from $3.7 billion at September 30, 2023 with $1.4 billion attributable to the merger. The Company also assumed additional debt in connection with the merger in the form of approximately $50 million in floating rate junior subordinated debentures, due June 2036 and June 2037, and $94 million in 6.5% senior unsecured term notes maturing September 30, 2024. The effective weighted average interest rate of the combined borrowings and debt was 4.48% as of March 31, 2024, compared to 3.98% at September 30, 2023 as a result of adding the LBC borrowings.
The Company had loan originations of $0.8 billion for the second fiscal quarter of 2024, compared to $1.0 billion of originations in the same quarter one year ago. Offsetting loan originations in each of these quarters were loan repayments of $1.0 billion and $1.1 billion, respectively. The Bank has intentionally slowed new loan production to temper net loan growth. Commercial loans represented 77% of all loan originations during the second fiscal quarter of 2024 and consumer loans accounted for the remaining 23%. Commercial loans are viewed by the Bank as preferable; they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 5.02% as of March 31, 2024, a decrease from 5.22% as of September 30, 2023, due primarily to adding the lower yielding LBC portfolio.
Credit quality continues to be monitored closely in light of the shifting economic and monetary environment. As of March 31, 2024, non-performing assets were $68 million, or 0.2% of total assets, from $58 million, or 0.3%, at September 30, 2023. The percentage of delinquent loans was 0.4% of total loans for both March 31, 2024 and September 30, 2023 as a result of the increased loan balance. The following table shows the effect the merger had on the change in non-performing assets and delinquencies.

	Non-Performing Assets	Delinquencies
	(In thousands)
Balance at September 30, 2023	$57,924	$63,315
Decrease in balance	(2,536)	(5,258)
Balance at December 31, 2023	55,388	58,057
Merger-related additions	13,487	23,258
Decrease in balance	(514)	(5,267)
Balance at March 31, 2024	$68,361	$76,048

The allowance for credit losses including the reserve for unfunded commitments ("ACL") totaled $225 million as of March 31, 2024, and was 1.00% of gross loans outstanding, as compared to $202 million, or 1.04% of gross loans outstanding, as of September 30, 2023. The increase in the ACL reflects the $16.0 million provision recorded on LBC loans held for investment that are not credit deteriorated and the $7.4 million estimated lifetime credit losses for those that are considered purchased credit deteriorated ("PCD"). Net charge-offs were $146,000 for the second fiscal quarter of 2024, compared to net charge-offs of $6 million for the prior year same quarter.

The Company paid quarterly dividends on Series A preferred stock on January 15, 2024 and April 15, 2024. On March 8, 2024, the Company paid a regular cash dividend on common stock of $0.26 per share, which represented the 164th consecutive quarterly cash dividend. During the quarter, the Company repurchased 7,837 shares of common stock at a weighted average price of $30.38 per share and has authorization to repurchase 1,853,453 additional shares. Tangible common shareholders' equity per share decreased by $1.41, or 5.0%, to $26.64 since September 30, 2023. Over the past 12 months, tangible book value decreased per share by $0.21 or 0.8%. The ratio of total tangible shareholders' equity to tangible assets decreased to 8.31% as of March 31, 2024. See the reconciliation for these non-GAAP measures starting on page 13.
Net interest income was $159 million for the second fiscal quarter of 2024, a decrease of $16.4 million or 9.4% from the same quarter in the prior year. The decrease in net interest income was primarily due to the 129 basis point increase in the average rate paid on interest-bearing liabilities outpacing the 38 basis point increase in the average rate earned on interest-earning assets. Net interest income also increased by $6.4 million compared to the quarter ended December 31, 2023 due to a larger increase in the average interest earning assets than the increase in interest bearing liabilities as a result of the merger. Net interest margin was 2.73% in the second fiscal quarter of 2024 compared to 2.91% for the quarter ended December 31, 2023 and 3.51% for the prior year quarter.
Total other income was $13.4 million for the second fiscal quarter of 2024 compared to $10.1 million in the prior year same quarter. The increase is primarily due to recording $1.8 million less unrealized losses for certain equity method investments in the current quarter compared to the quarter ended March 31, 2023. Small increases in insurance agency commissions recognized by the WAFD Insurance Group and increased fees earned as a result of the merger account for the remaining change.
Total other expense was $133.7 million in the second fiscal quarter of 2024, an increase of $36.8 million, or 38.0%, from the prior year's quarter. Compensation expense increased as a result of $19 million in merger-related retention, severance and change-in-control expenses combined with a larger post-merger workforce. FDIC premiums increased $3.9 million compared to the same period last year and included a $1.8 million expense for an FDIC special assessment. Total other expense also increased by $10.9 million compared to the same quarter in the prior year. This is largely due to $5.9 million in merger related expenses in the quarter as well as $5 million in non-operating expenses including a $2 million charitable donation and $3 million in accruals related to legal and compliance related items.
The Company recorded a provision for credit losses of $16.0 million in the second fiscal quarter of 2024, compared to a provision for credit losses of $3.5 million in the same quarter of fiscal 2023. The provision for loan losses in the quarter ended March 31, 2024 represents the preliminary lifetime loss estimate for the non-PCD loans obtained in the merger.
The Company’s efficiency ratio in the second fiscal quarter of 2024 was 58.5% (as adjusted, see Non-GAAP Financial Measures below), compared to 58.0% in the prior quarter and 52.3% for the same period one year ago.
Income tax expense totaled $5.1 million for the second fiscal quarter of 2024, as compared to $18.6 million for the prior year same quarter. The effective tax rate for the quarter ended March 31, 2024 was 24.21% compared to 20.81% for the year ended September 30, 2023. Although the Company’s effective tax rate may vary from the statutory rate mainly due to state taxes, tax-exempt income and tax-credit investments, much of the change in the current quarter resulted specifically from the merger and consideration of California State and Local taxes.
WaFd Bank is headquartered in Seattle, Washington, and has 210 branches in nine western states. To find out more about WaFd Bank, please visit our website www.wafdbank.com. The Company uses its website to distribute financial and other material information about the Company.

WAFD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	March 31, 2024	September 30, 2023
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$1,505,771	$980,649
Available-for-sale securities, at fair value	2,438,114	1,995,097
Held-to-maturity securities, at amortized cost	457,882	423,586
Loans receivable, net of allowance for loan losses of $201,577 and $177,207	20,795,259	17,476,550
Loans held for sale	2,993,658	—
Interest receivable	115,484	87,003
Premises and equipment, net	243,465	237,011
Real estate owned	4,245	4,149
FHLB stock	160,817	126,820
Bank owned life insurance	264,043	242,919
Intangible assets, including goodwill of $411,401 and $304,750	453,539	310,619
Federal and state income tax assets, net	146,833	8,479
Other assets	561,178	581,793
	$30,140,288	$22,474,675
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Transaction deposits	$12,338,862	$10,765,313
Time deposits	9,000,911	5,305,016
Total customer deposits	21,339,773	16,070,329
Borrowings	5,345,518	3,650,000
Junior subordinated deferrable debentures	50,254	—
Senior debt
$95,000 face amount, 6.5% interest rate, due September 30, 2024	93,729	—
Advance payments by borrowers for taxes and insurance	49,350	52,550
Accrued expenses and other liabilities	339,758	275,370
	27,218,382	20,048,249
Shareholders’ equity
Preferred stock, $1.00 par value, 5,000,000 shares authorized; 300,000 and 300,000 shares issued; 300,000 and 300,000 shares outstanding	300,000	300,000
Common stock, $1.00 par value, 300,000,000 shares authorized; 153,834,612 and 136,466,579 shares issued; 81,405,391 and 64,736,916 shares outstanding	153,835	136,467
Additional paid-in capital	2,143,343	1,687,634
Accumulated other comprehensive income (loss), net of taxes	51,935	46,921
Treasury stock, at cost; 72,429,221 and 71,729,663 shares	(1,629,512)	(1,612,345)
Retained earnings	1,902,305	1,867,749
	2,921,906	2,426,426
	$30,140,288	$22,474,675
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	$32.21	$32.85
Tangible common shareholders' equity per share[1]	26.64	28.05
Shareholders' equity to total assets	9.69%	10.80%
Tangible shareholders' equity to tangible assets[1]	8.31%	9.55%
Tangible shareholders' equity + allowance for credit losses to tangible assets[1]	8.99%	10.35%

[1]Metric is a non-GAAP Financial Measure. See page 13 for additional information on our use of Non-GAAP Financial Measures.

WAFD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	As of
SUMMARY FINANCIAL DATA	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(In thousands, except share and ratio data)
Cash	$1,505,771	$1,144,774	$980,649	$1,139,643	$1,118,544
Loans receivable, net	20,795,259	17,584,622	17,476,550	17,384,188	17,271,906
Allowance for credit losses ("ACL")	225,077	201,820	201,707	204,569	205,920
Loans held for sale	2,993,658	—	—	—	—
Available-for-sale securities, at fair value	2,438,114	2,018,445	1,995,097	2,036,233	2,006,286
Held-to-maturity securities, at amortized cost	457,882	415,079	423,586	434,172	445,222
Total assets	30,140,288	22,640,122	22,474,675	22,552,588	22,325,211
Transaction deposits	12,338,862	10,658,064	10,765,313	11,256,575	11,880,343
Time deposits	9,000,911	5,380,723	5,305,016	4,863,849	3,980,605
Borrowings	5,489,501	3,875,000	3,650,000	3,750,000	3,800,000
Total shareholders' equity	2,921,906	2,452,004	2,426,426	2,394,066	2,375,117

FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	$32.21	$33.49	$32.85	$32.36	$31.54
Tangible common shareholders' equity per share[2]	$26.64	$28.65	$28.05	$27.58	$26.85
Shareholders' equity to total assets	9.69%	10.83%	10.80%	10.62%	10.64%
Tangible shareholders' equity to tangible assets[2]	8.31%	9.59%	9.55%	9.37%	9.39%
Tangible shareholders' equity + ACL to tangible assets[2]	8.99%	10.39%	10.35%	10.17%	10.19%
Common shares outstanding	81,405,391	64,254,700	64,736,916	64,721,190	65,793,099
Preferred shares outstanding	300,000	300,000	300,000	300,000	300,000
Loans to customer deposits [1]	97.45%	109.64%	108.75%	107.84%	108.90%

CREDIT QUALITY[1]
ACL to gross loans	1.00%	1.04%	1.03%	1.03%	1.02%
ACL to non-accrual loans	370.16%	445.93%	400.04%	370.09%	595.04%
Non-accrual loans to net loans	0.29%	0.26%	0.29%	0.32%	0.20%
Non-accrual loans	$60,806	$45,258	$50,422	$55,276	$34,606
Non-performing assets to total assets	0.23%	0.24%	0.26%	0.30%	0.21%
Non-performing assets	$68,361	$55,388	$57,924	$67,000	$46,785
Criticized loans to net loans	2.59%	2.27%	2.33%	2.42%	2.46%
Criticized loans	$537,802	$399,895	$407,086	$421,507	$424,539
Substandard loans to net loans	1.48%	1.74%	1.75%	1.71%	1.67%
Substandard loans	$307,412	$305,606	$305,179	$296,541	$289,259

[1]Metrics include only loans held for investment. Loans held for sale are not included. [2]Metric is a non-GAAP Measure. See page 13 for additional information on our use of Non-GAAP Financial Measures.

WAFD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
	(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$274,341	$222,957	$520,133	$426,903
Mortgage-backed securities	12,905	10,422	24,171	21,035
Investment securities and cash equivalents	31,580	21,967	61,368	40,827
	318,826	255,346	605,672	488,765
INTEREST EXPENSE
Customer accounts	116,164	52,123	212,835	83,769
Borrowings, senior debt and junior subordinated debentures	44,065	28,185	82,003	47,159
	160,229	80,308	294,838	130,928
Net interest income	158,597	175,038	310,834	357,837
Provision (release) for credit losses	16,000	3,500	16,000	6,000
Net interest income after provision (release)	142,597	171,538	294,834	351,837
OTHER INCOME
Gain (loss) on sale of investment securities	90	—	171	—
Gain (loss) on termination of hedging derivatives	6	26	115	26
Loan fee income	550	652	1,394	2,154
Deposit fee income	6,698	6,188	13,500	12,541
Other income	6,048	3,206	12,379	9,375
	13,392	10,072	27,559	24,096
OTHER EXPENSE
Compensation and benefits	73,155	51,444	122,996	100,514
Occupancy	10,918	10,918	20,289	21,020
FDIC insurance premiums	7,900	4,000	14,470	7,675
Product delivery	5,581	5,316	11,590	9,937
Information technology	12,883	12,785	25,749	25,114
Other expense	23,275	12,418	35,158	24,899
	133,712	96,881	230,252	189,159
Gain (loss) on real estate owned, net	(1,315)	(199)	511	(311)
Income before income taxes	20,962	84,530	92,652	186,463
Income tax provision	5,074	18,596	18,311	41,020
Net income	15,888	65,934	74,341	145,443
Dividends on preferred stock	3,656	3,656	7,312	7,312
Net income available to common shareholders	$12,232	$62,278	$67,029	$138,131
PER SHARE DATA
Basic earnings per common share	$0.17	$0.95	$1.00	$2.11
Diluted earnings per common share	0.17	0.95	1.00	2.11
Cash dividends per common share	0.26	0.25	0.51	0.49
Basic weighted average shares outstanding	70,129,072	65,511,131	67,197,352	65,425,623
Diluted weighted average shares outstanding	70,164,558	65,551,185	67,225,099	65,510,275
PERFORMANCE RATIOS
Return on average assets	0.26%	1.21%	0.63%	1.36%
Return on average common equity	2.09	12.01	5.98	13.55
Net interest margin	2.73	3.51	2.82	3.60
Efficiency ratio	77.74	52.34	68.04	49.53

WAFD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$274,341	$245,792	$240,998	$232,167	$222,957
Mortgage-backed securities	12,905	11,266	11,695	10,454	10,422
Investment securities and cash equivalents	31,580	29,788	29,017	29,859	21,967
	318,826	286,846	281,710	272,480	255,346
INTEREST EXPENSE
Customer accounts	116,164	96,671	83,402	70,062	52,123
Borrowings, senior debt and jr. subordinated debentures	44,065	37,938	34,611	33,718	28,185
	160,229	134,609	118,013	103,780	80,308
Net interest income	158,597	152,237	163,697	168,700	175,038
Provision (release) for credit losses	16,000	—	26,500	9,000	3,500
Net interest income after provision (release)	142,597	152,237	137,197	159,700	171,538
OTHER INCOME
Gain (loss) on sale of investment securities	90	81	33	—	—
Gain (loss) on termination of hedging derivatives	6	109	33	(926)	26
Loan fee income	550	844	731	1,000	652
Deposit fee income	6,698	6,802	6,849	6,660	6,188
Other income	6,048	6,331	6,688	7,037	3,206
	13,392	14,167	14,334	13,771	10,072
OTHER EXPENSE
Compensation and benefits	73,155	49,841	45,564	50,456	51,444
Occupancy	10,918	9,371	10,115	10,444	10,918
FDIC insurance premiums	7,900	6,570	7,000	5,350	4,000
Product delivery	5,581	6,009	5,819	5,217	5,316
Information technology	12,883	12,866	12,672	11,661	12,785
Other expense	23,275	11,883	11,007	11,571	12,418
	133,712	96,540	92,177	94,699	96,881
Gain (loss) on real estate owned, net	(1,315)	1,826	(235)	722	(199)
Income before income taxes	20,962	71,690	59,119	79,494	84,530
Income tax provision	5,074	13,237	8,911	17,719	18,596
Net income	15,888	58,453	50,208	61,775	65,934
Dividends on preferred stock	3,656	3,656	3,656	3,656	3,656
Net income available to common shareholders	$12,232	$54,797	$46,552	$58,119	$62,278
PER SHARE DATA
Basic earnings per common share	$0.17	$0.85	$0.72	$0.89	$0.95
Diluted earnings per common share	0.17	0.85	0.72	0.89	0.95
Cash dividends per common share	0.26	0.25	0.25	0.25	0.25
Basic weighted average shares outstanding	70,129,072	64,297,499	64,729,006	65,194,880	65,511,131
Diluted weighted average shares outstanding	70,164,558	64,312,110	64,736,864	65,212,846	65,551,185
PERFORMANCE RATIOS
Return on average assets	0.26%	1.04%	0.90%	1.12%	1.21%
Return on average common equity	2.09	10.21	8.73	11.09	12.01
Net interest margin	2.73	2.91	3.13	3.27	3.51
Efficiency ratio	77.74	58.02	51.78	51.90	52.34

Non-GAAP Financial Measures and Management Projections
The Company has presented certain non-GAAP measures within this document to remove the effect of certain income and expenses to provide investors with information useful in understanding our financial performance. The Company considers these items to be non-operating in nature as they are items that Management does not consider indicative of the Company's on-going financial performance. We believe that the tables presented reflect our on-going performance in the periods presented and, accordingly, are useful to consider in addition to our GAAP financial results. These measures should not be considered a substitution for GAAP basis disclosures.
Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way they are calculated herein. Because of this, our non-GAAP financial measures may not be comparable to similar measures used by others. We caution investors not to place undue reliance on such measures. See the following unaudited tables for reconciliations of our non-GAAP measures to the most directly comparable GAAP financial measures.

Tangible Measures	March 31, 2024	September 30, 2023
	(Unaudited - In thousands, except for ratio data)
Shareholders equity - GAAP	$2,921,906	$2,426,426
Less intangible assets - GAAP	453,539	310,619
Tangible shareholders' equity	$2,468,367	$2,115,807
Less preferred stock - GAAP	300,000	300,000
Tangible common shareholders' equity	$2,168,367	$1,815,807

Total assets - GAAP	$30,140,288	$22,474,675
Less intangible assets - GAAP	453,539	310,619
Tangible assets	$29,686,749	$22,164,056

Tangible Metrics
Common shares outstanding - GAAP	81,405,391	64,736,916
Tangible common equity per share	$26.64	$28.05
Tangible equity to tangible assets	8.31%	9.55%
Allowance for credit losses	$201,577	$179,320
Tangible shareholders' equity + allowance for credit losses to tangible assets	8.99%	10.35%

Net Income Adjusted for Merger Expenses and Other Non-Operating Items	Three Months Ended March 31, 2024	Three Months Ended December 31, 2023
	(Unaudited - In thousands, except for ratio data)
Other income adjustments
Distribution received on LBC equity method investment	$(287)	$—
Loss on WaFd Bank equity method investment	2,195	693
Total other income adjustments	$1,908	$693

Other Expense adjustments
Merger related expenses	$25,120	$516
Select non-operating expenses:
FDIC Special Assessment	1,800	500
Legal and Compliance Accruals	3,000	—
Charitable Donation	2,000	—
	6,800	500
Total other expense adjustments	$31,920	$1,016

Net Income - GAAP	$15,888	$58,453
Preliminary ACL provision on LBC loans	16,000	—
Other income adjustments	1,908	693
Other expense adjustments	31,920	1,016
REO adjustments	1,315	(1,826)
Income tax adjustment	(12,274)	22
Net Income - non-GAAP	$54,757	$58,358

Dividend on preferred stock	$3,656	$3,656

Net Income available to common shareholders - non-GAAP	$51,101	$54,702

Basic weighted average number of shares outstanding - GAAP	70,129,072	64,297,499
Diluted weighted average number of shares outstanding - GAAP	70,164,558	64,312,110

Basic EPS - non-GAAP	0.73	0.84
Diluted EPS - non-GAAP	0.73	0.84

Adjusted Efficiency Ratio	Three Months Ended March 31, 2024	Three Months Ended December 31, 2023
	(Unaudited - In thousands, except for ratio data)
Efficiency ratio - GAAP	77.7%	58.0%

Other expense - GAAP	$133,712	$96,540
Deduct merger related expenses	25,120	516
Deduct select non-operating expenses	6,800	500
Other Expenses - non-GAAP	$101,792	$95,524

Other income - GAAP	$13,392	$14,167
Total other income adjustments	1,908	693
Other income - non-GAAP	$15,300	$14,860

Net Interest Income - GAAP	$158,597	$152,237
Other income - non-GAAP	15,300	14,860
Total Income - non-GAAP	$173,897	$167,097

Adjusted Efficiency Ratio	58.5%	57.2%

Adjusted ROA and ROE	Three Months Ended March 31, 2024	Three Months Ended December 31, 2023
	(Unaudited - In thousands, except for ratio data)
Net Income - GAAP	$15,888	$58,453
Net income available to common shareholders - GAAP	$12,232	$54,797

Average Assets	24,907,376	22,381,459
Return on Assets	0.26%	1.04%

Average Common Equity	2,338,483	2,147,580
Return on common equity	2.09%	10.21%

Net Income - non-GAAP	$54,756	$58,358
Net income available to common shareholders - non-GAAP	$51,100	$54,702

Average Assets	24,907,376	22,381,459
Adjusted Return on Assets	0.88%	1.04%

Average Common Equity	2,338,483	2,147,580
Adjusted Return on common equity	8.74%	10.19%

The Company has presented certain forward-looking statements above. The following unaudited table presents a static projection to arrive at estimates for the accretive effect of LBC on the combined entity in fiscal 2025. The projection assumes no changes other than the effect of the redeployment funds on interest-earning assets as a result a potential loan sale and is not intended to represent a full financial projection for fiscal 2025.

2025 Post Merger Projections	LBC			WAFD
	Estimated Balance	Estimated Yield	Projected Interest	Estimated Balance	Estimated Yield	Projected Interest	Combined Earnings
	(Unaudited - In thousands, except for per share and ratio data)
Interest Earning Assets	$7,147,280	6.04%	$431,435	$21,204,221	5.45%	$1,155,981	$1,587,416
Interest Bearing Liabilities	6,963,185	4.42%	307,911	17,384,079	3.14%	545,615	853,526
Total estimated net interest income	184,095		123,524	3,820,142		610,366	733,890

Estimated net noninterest income/expense/provision			40,000			360,000	400,000
Pre Tax Income			83,524			250,366	333,890

Income taxes			20,046			60,088	80,134
Net income			63,478			190,278	253,756

Dividends on preferred stock			—			14,624	14,624
Net income available to common shareholders			$63,478			$175,654	$239,132

WAFD shares outstanding			17,089			64,317	81,406

Projected EPS						$2.73	$2.94

Change in EPS							$0.21
EPS Accretion							8%

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical or current fact. These statements are “forward looking statements” for purposes of applicable securities laws and are based on current information and/or management's good faith belief as to future events. Words such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “forecasts,” “may,” “potential,” “projects,” and other similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could” are intended to help identify such forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include, without limitation, statements related to the potential sale of approximately $3.2 billion of commercial real estate loans categorized as Held for Sale, and statements relating to the benefits to the Company and our shareholders of the LBC merger, including its anticipated effect on earnings per share. Although the Company believes any such statements are based on reasonable assumptions, forward-looking statements should not be read as a guarantee of future performance, and you are cautioned not to place undue reliance on any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
By their nature, forward-looking statements involve inherent risk and uncertainties including the following risks and uncertainties, and those risks and uncertainties more fully discussed under “Risk Factors” in the Company’s September 30, 2023 10-K, and Quarterly Reports on Form 10-Q which could cause actual performance to differ materially from that anticipated by any forward-looking statements. In particular, forward-looking statements relating to the potential sale of approximately $3.2 billion of commercial real estate loans categorized as Held for Sale are subject to risks and uncertainties that affect our ability to sell the loans, the anticipated timing of the sale, and the final purchase price for the assets, including, without limitation continued fluctuations in interest rates, deteriorating economic conditions or declines in the real estate market, and regulatory limitations. Other forward-looking statements relating to our financial condition or operations are subject to risks and uncertainties related to (i) fluctuations in interest rate risk and market interest rates, including the effect on our net interest income and net interest margin; (ii) current and future economic conditions, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, a potential recession, the monetary policies of the Federal Reserve, and slowdowns in economic growth; (iii) risks related to the integration of the operations of Luther Burbank Corporation; (iv) financial stress on borrowers (consumers and businesses) as a result of higher interest rates or an uncertain economic environment; (v) changes in deposit flows or loan demands; (vi) the impact of bank failures or adverse developments at other banks and related negative press about regional banks and the banking industry in general; (vii) the effects of natural or man-made disasters, calamities, or conflicts, including terrorist events and pandemics (such as the COVID-19 pandemic) and the resulting governmental and societal responses; (viii) global economic trends, including developments related to Ukraine and Russia, and the evolving conflict in Israel and Gaza, and related negative financial impacts on our borrowers; (ix) litigation risks resulting in significant expenses, losses and reputational damage; (x) our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking” and identity theft; and (ix) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.
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Contact:

WaFd, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Chief Marketing Officer
206-626-8178
brad.goode@wafd.com